Exhibit 1: Income Statement (Third Quarter 2007)

	Ch$ millions		US$ millions (1)%
	Q3'07	Q3'06	Q3'07	Q3'06	Change

Net sales	137.387	131.057	268,7	256,4	4,8%

Cost of goods sold	(68.479)	(65.470)	(133,9)	(128,1)	4,6%
% of sales	49,8%	50,0%	49,8%	50,0%

Gross profit	68.907	65.587	134,8	128,3	5,1%
% of sales	50,2%	50,0%	50,2%	50,0%

SG&A	(51.901)	(49.889)	(101,5)	(97,6)	4,0%
% of sales	37,8%	38,1%	37,8%	38,1%

Operating income	17.006	15.698	33,3	30,7	8,3%
% of sales	12,4%	12,0%	12,4%	12,0%

Non-operating result
Financial income	(235)	237	(0,5)	0,5	NM
Equity in NI of rel. companies	(63)	33	(0,1)	0,1	NM
Other non-operating income	478	589	0,9	1,2	-18,8%
Amortization of goodwill	(652)	(691)	(1,3)	(1,4)	-5,7%
Interest expenses	(1.846)	(1.917)	(3,6)	(3,8)	-3,7%
Other non-operating expenses	(641)	(687)	(1,3)	(1,3)	-6,8%
Price level restatement	(1.081)	(848)	(2,1)	(1,7)	27,5%
Currency exchange result	(361)	30	(0,7)	0,1	NM
Total	(4.401)	(3.255)	(8,6)	(6,4)	35,2%

Income before taxes	12.606	12.444	24,7	24,3	1,3%
Income taxes	(1.893)	(2.659)	(3,7)	(5,2)	-28,8%
Tax rate	15,0%	21,4%	15,0%	21,4%

Minority interest	(702)	(343)	(1,4)	(0,7)	104,9%

Amort. of negative goodwill	12	13	0,0	0,0	-8,7%

Net income	10.021	9.454	19,6	18,5	6,0%
% of sales	7,3%	7,2%	7,3%	7,2%

Earnings per share	31,46	29,68	0,06	0,06	6,0%
Earnings per ADR	157,32	148,42	0,31	0,29

Weighted avg. shares (millions)	318,5	318,5	318,5	318,5

Depreciation	10.809	10.650	21,1	20,8	1,5%
Amortization	140	142	0,3	0,3	-1,1%
EBITDA	27.955	26.490	54,7	51,8	5,5%
% of sales	20,3%	20,2%	20,3%	20,2%

Capital expenditures	14.936	14.998	29,2	29,3	-0,4%

(1) Exchange rate: US$1.00 = Ch$511.23